Exhibit 10.7

CSW INDUSTRIALS, INC.

Form of Time Vested Restricted Share Award Agreement

WHEREAS, Capital Southwest Corporation (“Capital Southwest”) and [                            ] (the “Participant”) currently are parties to a Restricted Stock Agreement, dated [                    ], whereby Capital Southwest granted restricted stock to the Participant (the “Capital Southwest Award”) under the Capital Southwest Corporation 2010 Restricted Stock Award Plan (the “Capital Southwest Plan”);

WHEREAS, effective as of 11:59 p.m. Central Time on September 30, 2015, Capital Southwest separated its industrial products, coatings, sealants, and adhesives and specialty chemicals businesses from its other businesses through a spin-off of those businesses to its stockholders, which resulted in the distribution of 100% of the outstanding stock in CSW Industrials, Inc. (the “Company”) to the holders of common stock of Capital Southwest (the “Share Distribution”);

WHEREAS, the Capital Southwest Award is being adjusted in connection with the Share Distribution and such adjustment includes granting restricted stock of the Company (the “Replacement Award”);

WHEREAS, the Board of Directors of the Company has approved granting Replacement Awards in connection with the Share Distribution; and

WHEREAS, pursuant to Section 23 of the CSW Industrials, Inc. 2015 Equity and Incentive Compensation Plan (the “Plan”), the Company is authorized to issue Replacement Awards to any holder of an equity compensation award granted under the Capital Southwest Plan that remains outstanding immediately prior to the Share Distribution.

NOW, THEREFORE, the Company hereby grants a Replacement Award to the Participant as follows:

Date of Grant:	September 30, 2015

Name of Participant:	[ ]

Number of Restricted Shares:	[ ]

Vesting Schedule:	[ ]

The Company hereby awards to the Participant the number of shares of the presently authorized but unissued Common Shares, $0.01 par value per share, of the Company (the “Restricted Shares”) set forth above pursuant to the Plan, effective as of the Date of Grant specified above. Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

The terms and conditions of the Restricted Shares granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status

Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company or any Subsidiary to terminate such relationship.

2.	Vesting of Restricted Shares

(a)	Subject to Section 2(b) below, the Restricted Shares shall vest in accordance with the Vesting Schedule set forth above if the Participant remains employed by the Company or a Subsidiary on each vesting date.

(b)	Notwithstanding anything in this Award Agreement or the Plan to the contrary, the Restricted Shares shall automatically vest in full upon either of the following events: (i) a Change in Control; or (ii) the Participant’s termination of service from the Company and all Subsidiaries due to his or her Disability or death. For purposes hereto, “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(c)	Notwithstanding anything in this Award Agreement or the Plan to the contrary, employment with Capital Southwest or one of its subsidiaries after the Share Distribution will be deemed to be employment with the Company under the Plan, and a termination of service from Capital Southwest and all of its subsidiaries after the Share Distribution will be deemed to be a termination of service from the Company under the Plan, notwithstanding that Capital Southwest ceases to be an Affiliate of the Company.

3.	Retention of Certificates

The certificate(s) representing the Restricted Shares granted hereby will be stamped or otherwise imprinted with the legend required by the Plan with respect to any applicable restrictions on the sale or transfer of such shares, and the stock transfer records of the Company will reflect stop transfer instructions with respect to such shares. At the election of the Company, the Company may retain the certificate(s) representing the Restricted Shares granted to the Participant pursuant to this Award Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Shares have terminated or are removed by the Board. Within a reasonable time thereafter, the Company will deliver to the Participant a new certificate representing such shares, free of the legend referred to herein. The issuance of such certificate shall not affect any restrictions upon the transferability of such shares pursuant to applicable law or otherwise.

4.	Restrictions on Transfer

Restricted Shares granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such shares are fully vested.

5.	Dividends and Other Distributions

The Participant shall be entitled to receive cash dividends or cash distributions declared and paid with respect to the Restricted Shares. Any such cash dividends or cash distributions shall be paid within thirty (30) days after the corresponding cash dividends or cash distributions are paid to the Company’s other Stockholders. The Participant shall also have the right to receive stock dividends or stock distributions with respect to the Restricted Shares. With respect to any unvested Restricted Shares, the stock dividends or stock distributions shall likewise be restricted and shall vest on the same Vesting Schedule as the Restricted Shares as to which such stock dividend or stock distribution relates.

6.	Voting of Restricted Shares

The Participant shall be entitled to vote the Restricted Shares subject to the rules and procedures adopted by the Committee for this purpose.

7.	Withholding

To the extent that the Company is required to withhold Federal, state or other taxes in connection with the lapse of the restrictions hereunder on the Common Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any delivery of Common Shares to the Participant that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

8.	Notices

Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.

9.	Award Agreement Subject to Plan

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.

10.	Entire Agreement

This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement, provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.

11.	Severability

In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12.	Electronic Delivery

The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.	Counterparts

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on as of the date first above written.

COMPANY:

CSW INDUSTRIALS, INC.

By:	Joseph B. Armes
Chief Executive Officer

PARTICIPANT:

Name:

Address: